Exhibit 99.1

Amicus Therapeutics Announces Positive Phase 3 Data on Cardiac and Composite Endpoints from Fabry Monotherapy Study 012 at American Society of Nephrology

Statistically Significant Improvement in Key Cardiac Parameter in Patients Switched from Enzyme Replacement Therapies to Migalastat

CRANBURY, NJ, and PHILADELPHIA, PA November 15, 2014 — Amicus Therapeutics (Nasdaq: FOLD), a biopharmaceutical company at the forefront of therapies for rare and orphan diseases, today announced additional positive data on important secondary endpoints from its second Phase 3 study (Study 012) of the oral small molecule chaperone migalastat HCl (“migalastat”) for Fabry disease. In a poster(1) at the American Society of Nephrology (ASN) Kidney Week 2014, results were presented from Fabry patients with amenable mutations in Study 012 who switched from standard of care enzyme replacement therapy (ERT) to migalastat as their only therapy for Fabry disease. A slide presentation featuring these data is also available at http://ir.amicustherapeutics.com/events.cfm.

Data from the Fabry Registry indicate that the leading cause of death in patients is from cardiac complications(2). In Study 012, patients who switched from ERT to migalastat showed a statistically significant decrease from baseline to month 18 in left ventricular mass index (LVMi). LVMi is a measure of cardiac hypertrophy, an increase in the size of the heart that has been associated with an increased risk of cardiac events in Fabry patients.

“Cardiac disease represents a major cause of morbidity and mortality in Fabry patients that is not adequately addressed with currently available treatment,” said Professor Ales Linhart, MD, PhD, a leading expert in the cardiac manifestations of Fabry disease from Charles University of Prague. “The data showing further regression of left ventricular mass in patients switched from ERT to migalastat in this study are very promising since in other cardiac conditions a reduction of cardiac mass typically translates to significant improvements in long term outcomes.”

Cardiac ECHO Parameters — Change from Baseline to Month 18*

	Migalastat Baseline Mean (% abnormal) n=33	Migalastat Change (Mean, 95% CI) n=31	ERT Baseline Mean (% abnormal) n=16	ERT Change (Mean, 95% CI) N=13-15
Left Ventricular Mass Index (LVMI) (g/m2)**	95.3 (39%)	-6.6 (-11.0, -2.1)***	92.9 (31%)	-2.0 (-11.0, +7.0)

*Read in blinded manner in centralized lab every 6 months **Normal LVMI: 43-95 (female), 49-115 (male) ***Statistically significant (95% CI does not overlap zero)

Migalastat also demonstrated a favorable outcome in a composite endpoint of Fabry-associated clinical events, which are a defined set of morbidities or worsening in a Fabry patient’s renal, cardiac, or cerebrovascular status. Fabry-associated clinical events were observed in 29% (10/34) of patients who switched from ERT to migalastat and in 44% (8/18) of patients who remained on ERT.

Dr. Kathy Nicholls, nephrologist from Royal Melbourne Hospital and University of Melbourne, and investigator with 7 years experience in treating Fabry patients in clinical studies of migalastat, said “Fabry patients randomized to switch from ERT to Migalastat showed stability in renal function at least comparable to those who continued on ERT. The new data on cardiac mass and clinical events are encouraging. An oral therapy for Fabry disease is very attractive to patients.”

Study 012 was designed to compare the safety and efficacy of migalastat to ERT in patients with Fabry disease who have amenable mutations. As previously reported, migalastat successfully met both co-primary endpoints of comparability to ERT on both key measures of kidney function in Study 012.

“These data are profoundly important,” said John F. Crowley, Chairman and Chief Executive Officer of Amicus Therapeutics, Inc. “Migalastat is not oral ERT. It is a unique small molecule with a novel mechanism of action designed to restore enzyme activity in key cell types and organs of disease in Fabry patients with amenable mutations. Migalastat has previously shown a consistent and durable effect on substrate reduction and stabilization of kidney function. Now, for the first time, we are presenting data at ASN that demonstrate migalastat has a significant effect on a key cardiac manifestation of the disease. We intend to seek approval of migalastat in both the European Union and in the U.S. We are on track to hold our pre-submission meeting with European regulators this quarter, and expect to interact with the FDA in early 2015. Our goal is to make migalastat monotherapy available for all Fabry patients with amenable mutations as quickly as possible.”

About Study 012

Study 012 was a Phase 3, open-label study that compared oral migalastat to standard-of-care enzyme replacement therapies (ERTs) for Fabry disease (Fabrazyme® and Replagal®). The study enrolled 60 patients (26 males and 34 females) with Fabry disease with amenable mutations in a clinical trial assay who had been treated with ERT for a minimum of 12 months prior to study entry. These patients were randomized 1.5:1 to switch to migalastat (36 patients) or remain on ERT (24 patients) for the primary 18-month treatment period, after which they were eligible to receive migalastat in a 12-month extension phase.

The co-primary outcome measures were the mean annualized changes in estimated glomerular filtration rate (eGFR) and measured (iohexol) GFR (mGFR) assessed by descriptive comparisons of migalastat and ERT over 18 months. Secondary outcome measures included cardiac function assessed by echocardiography, as well as a composite of Fabry-associated clinical events (i.e. renal, cardiac, or cerebrovascular).

About GLP HEK-Amenable Mutations

Amenable mutations are defined as having an absolute increase of 3% of wild type alpha-Gal A enzyme activity and a relative increase of 20% when exposed to migalastat in a cell-based in vitro assay. All patients enrolled in Study 012 had amenable mutations in the clinical trial HEK assay available at study initiation (“clinical trial assay”). Following the completion of enrollment, a GLP HEK assay was developed with a third party to measure the criteria for amenability with more quality control and rigor. However, approximately 10% of mutations in the HEK database switched categorization between “amenable” and “non-amenable” when moving from the clinical trial assay to the GLP HEK assay. Therefore there were changes in categorization from amenable to non-amenable in 4 patients in Study 012.

Overall based on results from mutations tested in the GLP HEK assay, Amicus continues to believe that approximately 30% to 50% of the Fabry population have mutations that are amenable to migalastat.

About Amicus Therapeutics

Amicus Therapeutics (Nasdaq:FOLD) is a biopharmaceutical company at the forefront of therapies for rare and orphan diseases. The Company is developing novel, first-in-class treatments for a broad range of human genetic diseases, with a focus on delivering new benefits to individuals with lysosomal storage diseases. Amicus’ lead programs include the small molecule pharmacological chaperones migalastat as a monotherapy and in combination with enzyme replacement therapy (ERT) for Fabry disease; and AT2220 (duvoglustat) in combination with ERT for Pompe disease.

(1)Nicholls, et. al., American Society of Nephrology 2014. Migalastat and Enzyme Replacement Therapy Have Comparable Effects on Renal Function in Fabry Disease: Phase 3 Study Results.

(2)Mehta 2009

Forward-Looking Statements

This press release contains, and the accompanying slide presentation contains, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to preclinical and clinical development of Amicus’ candidate drug products, the timing and reporting of results from preclinical studies and clinical trials evaluating Amicus’ candidate drug products and the projected cash position for the Company. Words such as, but not limited to, “look forward to,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “potential,” “plan,” “targets,” “likely,” “may,” “will,” “would,” “should” and “could,” and similar expressions or words identify forward-looking statements. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. The inclusion of forward-looking statements should not be regarded as a representation by Amicus that any of its plans will be achieved. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Amicus might make or by known or unknown risks and uncertainties. For example, with respect to statements regarding the goals, progress, timing and outcomes of discussions with regulatory authorities and the potential goals, progress, timing and results of preclinical studies and clinical trials, actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the business of Amicus, including, without limitation: the potential that results of clinical or pre-clinical studies indicate that the product candidates are unsafe or ineffective; the potential that it may be difficult to enroll patients in our clinical trials; the potential that regulatory authorities may not grant or may delay approval for our product candidates; the potential that preclinical and clinical studies could be delayed because we identify serious side effects or other safety issues; the potential that we will need additional funding to complete all of our studies and, our dependence on third parties in the conduct of our clinical studies. Further, the results of earlier preclinical studies and/or clinical trials may not be predictive of future results. With respect to statements regarding projections of the Company’s cash position, actual results may differ based on market factors and the Company’s ability to execute its operational and budget plans. In addition, all forward looking statements are subject to other risks detailed in our Annual Report on Form 10-K for the year ended December 31, 2013. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Amicus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

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